UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 0R 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 1, 2013

Green Innovations Ltd. (f/k/a Winecom, Inc.)
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-54221	26-2944840
(Commission File Number)	(IRS Employer Identification No.)

316 Del Prado Blvd. S., Suite 204, Cape Coral, FL	33990
(Address of Principal Executive Offices)	(Zip Code)

(239) 829-4372
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Company had a Special Meeting of the majority of the voting shareholders, both common and preferred stock, and with a Consent of Action, determined that the Company should appoint two additional directors, one of which is independent, to the Company’s board of directors.

Appointment of Director. On November 1, 2013, the Company appointed Philip Rundle as a director on its Board of Directors. Mr. Rundle currently serves as the Company’s chief executive officer.

Appointment of Director. On November 1, 2013, the Company appointed Charles R. “Buck” Andrews as an independent director on its Board of Directors. Mr. Andrews is a financial professional and will be strategic in the Company’s objectives.

Mr. Andrews, 59, has over 35 years of diverse business experience in legal, mining, manufacturing, software development and not-for-profit entities on a domestic and international level. Positions Mr. Andrews has held range from entry level accounting after graduating with a Bachelor's degree in Accounting from Midwest College in Boulder, Colorado, to CFO for a Vancouver-based Canadian junior mining concern, and to Division Controller for a Denver-based Fortune 500 mining and manufacturing company, Amoco Minerals Company, a division of Standard Oil of Indiana (now a part of British Petroleum (BP)). Mr. Andrews has substantial experience in accounting/financial reporting, auditing, SEC reporting, SOX compliance, budgeting, and banking and financing, equipment leasing, benefit plans administration, and IT systems development and implementation. Mr. Andrews earned a certification as an information systems auditor (CISA) in 1991 while managing the internal audit department for Cyprus Minerals Company, a division of Amoco Minerals Company.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

None

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN INNOVATIONS LTD.

Date: November 1, 2013	By:	/s/ Philip Rundle
Philip Rundle
Chief Executive Office

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